EXHIBIT 21.1
LIST OF SUBSIDIARIES
     The Company had the following subsidiaries as of the date of this report:

NAME		INCORPORATED

1.	Seacoast National Bank	United States

2.	FNB Brokerage Services, Inc.	Florida

3.	FNB Insurance Services, Inc	Florida

4.	South Branch Building, Inc	Florida

5.	TCoast Holdings, LLC	Florida

6.	BR West, LLC (inactive)	Florida

7.	SBCF Capital Trust I	Delaware

8.	SBCF Statutory Trust II	Connecticut

9.	SBCF Satutory Trust III	Delaware

10.	SBCF Satutory Trust IV	Delaware

11.	SBCF Satutory Trust V	Delaware